EXHIBIT 23





   INDEPENDENT AUDITORS' CONSENT


   Shareholders and Board of Directors
   Johnson Worldwide Associates, Inc.:

   We consent to incorporation by reference in the Registration Statements (No. 33-19804, 33-19805, 33-35309, 33-50680, 33-52073 and 33-54899) on
   Form S-8 of Johnson Worldwide Associates, Inc. of our reports dated November 10, 1994, relating to the consolidated balance sheets of Johnson Worldwide Associates, Inc. and subsidiaries as of September 30, 1994 and October 1, 1993 and the related consolidated statements of operations, shareholders' equity, and cash flows and related schedules for each of the years in the three year period ended September 30, 1994 which reports appear or are incorporated by reference in the 1994 Annual Report on Form 10-K of Johnson Worldwide Associates, Inc.




                                                        KPMG Peat Marwick LLP
   Milwaukee, Wisconsin
   December 13, 1994